Exhibit 10.1

AMENDMENT
TO THE $500,000 PROMISSORY NOTE DATED NOVEMBER 13, 2013

The parties agree that the $500,000 Promissory Note (the “Note”) by and between Yappn Corp. and JMJ Financial is hereby amended as follows:

Section 6 of the Note, entitled “Terms of Future Financings,” is hereby replaced with the following:

“6.           Terms of Future Financings. So long as this Note is outstanding, upon any issuance (other than an Exempt Issuance (as defined below)) by the Borrower or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Lender in this Note, then the Borrower shall notify the Lender of such additional or more favorable term and such term, at Lender’s option, shall become a part of the transaction documents with the Lender. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

“Exempt Issuance” means the issuance of (a) shares of common stock or options to employees, officers or directors of the Borrower pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Borrower, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (c) securities issued or issuable pursuant to or in accordance with the following agreements: the Securities Purchase Agreement between Yappn Corp. and Asher Enterprises, Inc. dated October 1, 2013, including the Note (as defined in the Securities Purchase Agreement); the agreement between Yappn Corp. and ICM Partners dated October 10, 2013; the Amendment to the Services Agreement dated March 21, 2013 (the “Services Agreement”), by and between Ortsbo, Inc., Ortsbo USA Inc., Yappn Acquisition Sub., Inc. and Yappn Corp.; the Services Agreement; the agreement between the Company and Uptick Capital dated June 24, 2013; and the Agreement between the Company and Roar, LLC dated October 7, 2013, provided in each case that such agreement has not been amended since the date of this Amendment.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.”

ALL OTHER TERMS AND CONDITIONS OF THE $500,000 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this Amendment dated November 13, 2013 by signing below:

David Lucatch	JMJ Financial
Yappn Corp.	Its Principal
Chief Executive Officer

[Signature Page to Amendment to the $500,000 Promissory Note]